Exhibit 99.2

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2011	2010

Operating Revenues	$1,235,251	$1,339,420

Operating Expenses:
Fuel, Purchased and Net Interchange Power	474,109	603,349
Other Operating Expenses	251,978	248,273
Maintenance	67,764	45,637
Depreciation	73,951	78,656
Amortization of Regulatory Assets/(Liabilities), Net	34,407	(8,327)
Amortization of Rate Reduction Bonds	17,282	59,570
Taxes Other Than Income Taxes	88,403	85,599
Total Operating Expenses	1,007,894	1,112,757
Operating Income	227,357	226,663

Interest Expense:
Interest on Long-Term Debt	57,399	57,270
Interest on Rate Reduction Bonds	2,578	6,690
Other Interest	(1,428)	3,302
Interest Expense	58,549	67,262
Other Income, Net	10,313	8,057
Income Before Income Tax Expense	179,121	167,458
Income Tax Expense	63,537	79,857
Net Income	115,584	87,601
Net Income Attributable to Noncontrolling Interests	1,429	1,390
Net Income Attributable to Controlling Interests	$114,155	$86,211

Basic and Diluted Earnings Per Common Share	$0.64	$0.49

Dividends Declared Per Common Share	$0.28	$0.26

Weighted Average Common Shares Outstanding:
Basic	177,188,207	176,349,762
Diluted	177,480,996	176,537,472

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(Thousands of Dollars)	2011	2010

Operating Activities:
Net Income	$115,584	$87,601
Adjustments to Reconcile Net Income to Net Cash Flows
Provided by Operating Activities:
Bad Debt Expense	4,947	9,556
Depreciation	73,951	78,656
Deferred Income Taxes	52,429	33,248
Pension and PBOP Expense, Net of PBOP Contributions	28,231	23,331
Regulatory Overrecoveries, Net	44,420	6,066
Amortization of Regulatory Assets/(Liabilities), Net	34,407	(8,327)
Amortization of Rate Reduction Bonds	17,282	59,570
Derivative Assets and Liabilities	(3,651)	(2,594)
Other	(1,776)	(41,434)
Changes in Current Assets and Liabilities:
Receivables and Unbilled Revenues, Net	8,199	(7,258)
Fuel, Materials and Supplies	42,990	48,431
Taxes Receivable/Accrued	18,312	4,639
Accounts Payable	(29,278)	(46,188)
Other Current Assets and Liabilities	(33,281)	(19,594)
Net Cash Flows Provided by Operating Activities	372,766	225,703

Investing Activities:
Investments in Property, Plant and Equipment	(236,689)	(202,487)
Proceeds from Sales of Marketable Securities	38,646	21,331
Purchases of Marketable Securities	(39,230)	(21,825)
Other Investing Activities	328	(478)
Net Cash Flows Used in Investing Activities	(236,945)	(203,459)

Financing Activities:
Cash Dividends on Common Shares	(48,588)	(45,088)
Cash Dividends on Preferred Stock	(1,390)	(1,390)
Decrease in Short-Term Debt	(78,000)	-
Issuance of Long-Term Debt	-	95,000
Retirements of Rate Reduction Bonds	(16,868)	(66,569)
Other Financing Activities	989	(1,137)
Net Cash Flows Used in Financing Activities	(143,857)	(19,184)
Net (Decrease)/Increase in Cash and Cash Equivalents	(8,036)	3,060
Cash and Cash Equivalents - Beginning of Period	23,395	26,952
Cash and Cash Equivalents - End of Period	$15,359	$30,012

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.